Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of September 14, 2007, by and among Sontra Medical Corporation, a Minnesota corporation (“Parent”), Durham Pharmaceuticals Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Durham Pharmaceuticals Ltd. (d/b/a Echo Therapeutics, Inc.), a North Carolina corporation (“Company”).
R E C I T A L S
     A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
     B. The stockholders of Company and of Merger Sub have duly authorized and approved the consummation of the Merger.
     C. Pursuant to the Merger, among other things, the outstanding shares of Company common stock, no par value (“Company Common Stock”) shall be converted into shares of Parent Common Stock, $.01 par value (“Parent Common Stock”) at the rate set forth herein.
     D. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.
     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit A and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the North Carolina Business Corporation Act (“North Carolina Law”), Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation. MergerSub as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Closing; Effective Time. Subject to the conditions contained herein, the closing of the transactions contemplated hereby (the “Closing”) commenced at 9:00 A.M., local time, on the date hereof, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036. The date of the Closing is sometimes herein referred to as the “Closing Date” and the Closing shall be effective as of the Effective Time (defined below). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Secretary of State of the State of North Carolina, in accordance with the relevant provisions of North Carolina Law (the time of the last to occur of such filings being the “Effective Time”).
     1.3 Actions at Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:
     (a) Company delivered to Parent and Merger Sub the following, each in a form and substance satisfactory to Parent:
               (i) evidence of termination of those agreements and arrangements with Company and any affiliate of Company on satisfactory terms;
               (ii) evidence that all liabilities of Company to any affiliate of the Company, and all liabilities of the Company to any non-affiliates of the Company in excess of $50,000 in the aggregate, excluding federal and state withholding taxes and other taxes associated with the Company’s forgiveness of its eight (8) officer promissory notes at the Closing, have been fully paid and any liens on assets of Company have been released;
               (iii) stock certificates representing each of the outstanding shares of Company Common Stock;
               (iv) audited and interim reviewed financial statements of the Company as are required for inclusion in the Parent’s Form 8-K as a result of the Merger, with the required audit report signed by the Company’s auditors and such auditor’s consent for inclusion in the Company’s Form 8-K and its inclusion and incorporation by reference in other Parent filings under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
               (v) the Strategic Master Services Agreement, dated as of the Closing Date, between Parent and Cato Research Ltd., a North Carolina corporation;

               (vi) the Asset Purchase Agreement, dated as of the Closing Date, between Parent and DP Pharmaceuticals LLC, a North Carolina limited liability corporation;
               (vii) copies of resignations of each member of the board of directors of the Company; and
               (viii) such other documents or instruments as Parent and Merger Sub may reasonably request to effect the transactions contemplated hereby.
     (b) Parent and Merger Sub delivered to Company the following, each in a form and substance satisfactory to Company:
               (i) evidence satisfactory to Company of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Parent set forth on Schedule 1.3 of the Parent Disclosure Schedule;
               (ii) copies of resignations of Harry Mitchell as the Parent’s Interim Chief Executive Officer (but not as the Parent’s Chief Financial Officer, Treasurer or Secretary) and Joseph Amaral, M.D. from his position as a member of the board of directors of Parent, evidence of Parent having taken all necessary action for the appointment of Patrick Mooney and Shawn Singh as directors of Parent, effective as of the Closing, and evidence that, immediately upon Closing, the board of directors of Parent shall consist of Patrick Mooney, Shawn Singh, Michael Wigley, Robert Langer, and Walter Witoshkin, which parties shall be covered under Parent’s director and officer liability insurance;
               (iii) certificates representing the number of whole shares of Parent Common Stock, and the amount of cash in lieu of any fractional shares of Parent Common Stock, that each holder of Company Common Stock has a right to receive pursuant to Section 1.5; and
               (iv) such other documents or instruments as Company may reasonably request to effect the transactions contemplated hereby.
     (c) Parent shall have appointed and entered into an employment agreement, each effective as of the Closing, with (i) Patrick Mooney as its Chief Executive Officer, (ii) Shawn Singh as its interim, part-time President, and (iii) Harry G. Mitchell as its Chief Operating Officer and Chief Financial Officer.
     (d) the Parent Common Stock shall be quoted on the Over-the-Counter Bulletin Board (“OTCBB”) and there shall be no action or proceeding pending or threatened against Parent by the NASD, Inc. (“NASD”) to prohibit or terminate the quotation of Parent Common Stock on the OTCBB.

     (e) Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports for the twelve (12) month period preceding the Closing Date.
     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law and North Carolina Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.5 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:
     (a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.5(b) and any Dissenting Shares (as defined below)) will be canceled and extinguished and be converted automatically into the right to receive 0.4356 shares of Parent Common Stock (the “Exchange Ratio”). An aggregate of 6,250,000 shares of Parent Company Stock shall be issued to the stockholders of the Company in connection with the Merger.
     (b) Cancellation of Company Common Stock Owned by Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by any direct or indirect wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
     (c) Intentionally Omitted.
     (d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Parent Common Stock on the OTC BB on the Closing Date.
     1.6 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock then outstanding in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time; provided, however, that the aggregate number of shares of Parent Common Stock issued to the stockholders of the Company in connection with the Merger shall not exceed 6,250,000 at any time.
     1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.
     1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
     1.9 Exemption from Registration; Blue Sky. Parent and Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock and other securities of Parent in connection with the Merger. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and other securities of Parent in connection with the Merger.
     1.10 Shares Subject to Appraisal Rights.
     (a) Notwithstanding Section 1.5, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Parent Common Stock and the holders thereof shall be entitled only to such rights as are granted by the North Carolina Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to North Carolina Law shall receive payment therefor from the Surviving Corporation in accordance with the North Carolina Law, provided, however, that (i) if any stockholder of Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) has failed to establish entitlement to such rights as provided in North Carolina Law, or (ii) if any such Dissenter has effectively withdrawn a demand for payment for such shares or waived or lost the right to payment for such shares under the appraisal rights process under North Carolina Law the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock and as provided in Section 1.5. Company has given Parent prompt notice of any demands for payment received by Company from a person asserting appraisal rights, and

Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settlement or offer to settle, any such demands.
     (b) As used herein, “Dissenting Shares” means any shares of Company Common Stock held by stockholders of Company who are entitled to appraisal rights under North Carolina Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with North Carolina Law.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY
     In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.
     In this Agreement, any reference to the Company’s “knowledge” means the Company’s actual knowledge after reasonable inquiry of the Company’s directors and executive officers (within the meaning of Rule 405 under the Securities Act).
     Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:
     2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under North Carolina Law, and no certificate of dissolution has been filed under North Carolina Law. The Company has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Company, each as amended to date. The Company is not in violation of any of the provisions of its charter or bylaws or equivalent organization documents. Except as set forth on Schedule 2.1. of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock of the Company or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
     2.2 Capital Structure. The authorized capital stock of Company consists of 17,500,000 shares of common stock, no par value, and no shares of preferred stock, of which there were issued and outstanding as of the close of business on September 14, 2007, 13,780,000 shares of common stock. Schedule 2.2 sets forth the names of each stockholder of the Company, the number of shares of the Company’s Common Stock held by each stockholder and the stock certificate number of each certificate held by each person listed on Schedule 2.2. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and, as of the date of this Agreement, are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the date of this Agreement, Company has reserved 6,580,000 shares of its common stock for issuance to employees, consultants and directors pursuant to restricted stock purchase agreements and stock option agreements under its 2006 Stock Award Plan, of which 4,580,000 shares have been issued pursuant to restricted stock purchase agreements, no shares have been issued pursuant to option exercises and no shares are subject to outstanding, unexercised options. Except as set forth on Schedule 2.2 of the Company Disclosure Schedule and except for the rights created pursuant to this Agreement and as of the date of this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as created pursuant to this Agreement and as of the date of this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock (including without limitation agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights), or registration of securities of Company under the Securities Act to which Company is a party or by which it is bound.
     2.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, antitrust laws, and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The Company does not have any subsidiaries or own any securities of any other entity.
     2.4 Financial Statements.
     (a) Company has provided to Parent a correct and complete copy of its audited combined financial statements (including any related notes thereto) of Company for the fiscal years ended December 31, 2006, 2005 and 2004 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.
     (b) Company has provided to Parent a correct and complete copy of the reviewed combined financial statements (including any related notes thereto) of Company for the six months ended June 30, 2007 (the “Reviewed Financial Statements”). The Reviewed Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.
     (c) Company has provided to Parent a correct and complete copy of the unaudited combined financial statements of the Company for the seven month period ended July 31, 2007 (the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on Company.
     2.5 Absence of Certain Changes. Except as set forth on Schedule 2.5 of the Company Disclosure Schedule, since July 31, 2007 (the “Company Balance Sheet Date”), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which Company is a party or by which it is bound; (vi) any amendment or change to Company’s Articles of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices. Company has not agreed since July 31, 2007 to take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the forgiveness of all loans to officers and directors of the Company as set forth on Schedule 2.5 of the Company Disclosure Schedule).
     2.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.6 of the Company Disclosure Schedule, Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in its balance sheet included in its unaudited financial statements for the seven months ended July 31, 2007 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business, not required to be set forth in the Company Balance Sheet under GAAP and not reasonably likely to have a Material Adverse Effect on Company, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.
     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its properties or any of its officers or directors (in their capacities as such). There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of its assets or business, or, to the knowledge of Company, any of its respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company.
     2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company.
     2.9 Governmental Authorization. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect could not reasonably be expected to have a Material Adverse Effect on Company.
     2.10 Title to Property. Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected. The Company does not own or lease any real property.
     2.11 Intellectual Property.
     (a) Except as set forth on Schedule 2.11(a) of the Company Disclosure Schedule, Company owns, or is licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, maskworks, schematics, trade secrets, computer software programs (in both source code, except in circumstances where Company only possesses a license to the object code form, and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used in the business of Company (“Company Intellectual Property”). Company has not entered into any exclusive agreements relating to Company Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).
     (b) Schedule 2.11(b) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (except for non-material licenses entered into by Company in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.
     (c) Except as set forth on Schedule 2.11(c) of the Company Disclosure Schedule, to Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed by or through Company, to any third party, including any employee or former employee of Company. The Company has not entered into any agreement to indemnify any entity against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements, and distribution and other customer agreements.

     (d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.
     (e) Except as set forth on Schedule 2.11(e) of the Company Disclosure Schedule, to Company’s knowledge, all patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To Company’s knowledge, the manufacture, use, marketing, licensing or sale of Company’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.
     (f) Company has secured valid written assignments from all consultants and employees of the Company and its affiliates and all other parties who are known by the Company to have contributed to the creation or development of Company Intellectual Property or the rights to such contributions that Company does not already own by operation of law.
     (g) Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.
     (h) There are no actions that, to the Company’s knowledge, must be taken by Company within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any material registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.
     (i) Except as set forth on Schedule 2.11(i) of the Company Disclosure Schedule, Company has not received any opinion of counsel, written or oral, addressing: (i) the unauthorized use, disclosure, infringement, or misappropriation of any Company Intellectual Property; (ii) the validity or enforceability of any Company Intellectual Property; or (iii) the unauthorized use, disclosure, infringement, or misappropriation of any third party intellectual property by Company.
     2.12 [INTENTIONALLY OMITTED].
     2.13 Taxes.
     (a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member or a former member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” means any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.
     (b) Company, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes required to be paid, whether or not shown on any Tax Return. All unpaid Taxes of Company and its subsidiaries for periods through July 31, 2007, are reflected in the Company Balance Sheet. Company has no liability for unpaid Taxes accruing after July 31, 2007.
     (c) There is (i) no claim for Taxes that is a lien against the property of Company being asserted against Company other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company that is being conducted by a Tax authority that is currently pending or threatened, and Company has not been notified of any proposed Tax claims or assessments against Company; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company is a party obligates the Company to make a payment of any amount that would not be deductible by reason of Section 280G, 162 or 404 of the Code. Company has not been nor will it be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
     (d) There are no Tax sharing or Tax allocation agreements to which Company is a party or to which it is bound. Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Company has in its possession receipts for any Taxes paid to foreign Tax authorities.
     (e) Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     (f) Except as set forth on Section 2.13 of the Company Disclosure Schedule, Company has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.
     (g) Company has not ever been a United States real property holding corporation within the meaning of Section 897 of the Code.
     2.14 Employee Benefit Plans.
     (a) Schedule 2.14 of the Company Disclosure Schedule lists each deferred compensation and each bonus or other incentive compensation, stock option, stock appreciation right and other equity compensation plan, program or arrangement; each severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention or severance agreement (except employment, retention or severance agreements in each case involving annual payment to any one individual of less than $50,000); and each other employee benefit plan, program, policy or agreement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of Company (collectively, the “Company Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Plans, and all liabilities with respect to the Company Plans have been properly reflected in the financial statements and records of Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or, to the knowledge of Company, is threatened, against or with respect to any Company Plans. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by any governmental agency with respect to any Company Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the plans have been timely made or accrued. Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new plan. Each Company Plan can be amended, terminated or otherwise discounted after the Closing in accordance with its terms, without liability to Parent or Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid). Accurate and complete copies of all such Company Plans have been made available or delivered to Parent.
     (b) Except as disclosed in Schedule 2.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, employee or affiliate of the Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     (c) Neither the Company, any Company Plans, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Plans, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code of 1986, as amended.
     2.15 Labor Matters. Except as set forth in Schedule 2.15 of the Company Disclosure Schedule, the Company does not have any full-time employees. Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company nor does Company know of any activities or proceedings of any labor union to organize any such employees. There is no employment-related private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its properties or any of its officers or directors (in their capacities as such), arising or occurring against Company or any of its properties or any of its officers or directors (in their capacities as such) by any current or former employee of Company alleging a violation or breach of any law, regulation or contract, including any claim relating to worker’s compensation, employee disability or similar matters.

     2.16 Interested Party Transactions. Except as disclosed in Schedule 2.16 of the Company Disclosure Schedule, Company is not indebted to any director or officer of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses) or Company Affiliate (as defined below), and no such person or Company Affiliate is indebted to Company. Except as disclosed in Schedule 2.16 of the Company Disclosure Schedule, since January 1, 2003 there have been no transactions, including loans, leases, agreements, transactions, arrangements or relationships between the Company, on the one hand, and any present or former stockholder, director, officer or full-time employee of any Company, or any person controlling, controlled by or under common control with the Company (collectively, “Company Affiliates”), on the other hand. Except as disclosed in Schedule 2.16 of the Company Disclosure Schedule, no Company Affiliate is directly or indirectly interested in any material contract of the Company or has or claims to have any interest in the Intellectual Property of the Company.
     2.17 Insurance. Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     2.18 Compliance With Laws. To the Company’s knowledge, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Company.
     2.19 Minute Books. The minute books of Company made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.
     2.20 Brokers’ and Finders’ Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     2.21 Vote Required. The affirmative vote of the Company’s stockholders holding a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.22 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and consummation of the Merger. The stockholders of the Company holding all of the issued and outstanding stock of the Company have approved this Agreement and the consummation of the Merger.
     2.23 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     In this Agreement, any reference to the Parent’s, its subsidiaries’, and/or Merger Sub’s knowledge means such party’s actual knowledge after reasonable inquiry of such party’s executive officers and directors (within the meaning of Rule 405 under the Securities Act.)
     Except as disclosed in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to Company as follows:
     3.1 Organization, Standing and Power. Each of Parent, its subsidiaries, and Merger Sub is a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the laws of its jurisdiction of organization. Each of Parent and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation (the “Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Parent, each of its subsidiaries and Merger Sub, each as amended to date. Neither Parent nor any of its subsidiaries or Merger Sub is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Parent is the owner of all outstanding shares of capital stock of Merger Sub and each of its other subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub and each of Parent’s other subsidiaries are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. Except as set forth on Schedule 3.1 of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, Merger Sub or any other of Parent’s subsidiaries, or otherwise obligating Parent, Merger Sub, or any other of Parent’s subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in Schedule 3.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 3.1 of the Parent Disclosure Schedule lists, and Parent has delivered to Company copies of, the charters of each committee of Parent’s Board of Directors and any code of conduct or similar policy adopted by Parent.
     3.2 Capital Structure. The authorized capital stock of Parent consists of 60,000,000 shares of common stock, $.01, par value, and 7,000,000 shares of preferred stock, $.01 par value, of which there were issued and outstanding as of the close of business on the date hereof, 11,497,679 shares of common stock and no shares of preferred stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances. Except as set forth on Schedule 3.2 of the Parent Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of options outstanding as of such date under Parent’s 1997 Long-Term Incentive and Stock Option Plan, as amended, 1999 Stock Option and Incentive Plan, and 2003 Stock Option and Incentive Plan, as amended (collectively, the “Parent Stock Option Plan”). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. As of the date hereof, Parent has reserved 1,818,138 shares of common stock for issuance to employees, consultants and directors pursuant to the Parent Stock Option Plan, of which 44,418 shares have been issued pursuant to option exercises or direct stock purchases, 744,771 shares are subject to outstanding, unexercised options, no shares are subject to outstanding stock purchase rights, and 1,028,949 shares are available for issuance thereunder. Except as set forth on Schedule 3.2 of the Parent Disclosure Schedule, since June 30, 2007, Parent has not issued or granted additional options under the Parent Stock Option Plan. Except for (i) the rights created pursuant to this Agreement, and the Parent Stock Option Plan and (ii) Parent’s rights to repurchase any unvested shares under the Parent Stock Option Plan or the stock option agreements thereunder, and (iii) warrants and convertible securities listed on Schedule 3.2 of the

Parent Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Schedule 3.2 of the Parent Disclosure Schedule sets forth (i) for each of Parent’s outstanding warrants and convertible securities, the price at which any such securities or rights are exercisable, exchangeable or convertible into shares of capital stock of Parent and the term of expiration of such securities or rights, and (ii) all of the securities or instruments issued by Parent that contain anti-dilution or similar provisions, and, except as and to the extent set forth thereon, the issuance of the Parent Common Stock in connection with the transactions contemplated hereby will not trigger any anti-dilution adjustments to any such securities or instruments. Parent has fully complied with the terms of each of its securities and instruments, and each agreement, contract, and understanding, pursuant to which Parent has been required to issue any person (including, without limitation, Massachusetts Institute of Technology), additional shares of Parent Common Stock or other capital stock of Parent as a result of anti-dilution or similar provisions, and the number of issued and outstanding shares of Parent Common Stock provided above in this Section 3.2 reflects all such issuance of Parent Common Stock which Parent has been required to issue by the terms of any such provisions. Except as created pursuant to this Agreement and except as set forth in Schedule 3.2 of the Parent Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (including without limitation agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights), or registration of securities of Parent under the Securities Act (i) to which Parent is a party or by which it is bound and (ii) to the best of Parent’s knowledge, to which Parent is not a party and by which it is not bound. True and complete copies of all agreements and instruments relating to or issued under the Parent Stock Option Plan have been made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Company. The shares of Parent Common Stock issued under the Parent Stock Option Plan have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.
     3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, antitrust laws, and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended (including, without limitation, the triggering of any anti-dilution provisions), or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the SEC of Form D; (iii) the filing of a Form 8-K with the SEC within four (4) business days after the Closing Date (including the filing of required audited and interim period financial statements and pro forma financial information after giving effect to the transaction contemplated by this Agreement within 71 days after the filing of the initial Form 8-K); (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) any filings required with the OTC BB with respect to the shares of Parent Common Stock issuable upon exchange of the Company Common Stock in the Merger and upon exercise of the options to purchase Parent Common Stock issued by Parent upon the exchange of the outstanding options to purchase Company Common Stock; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.
     3.4 SEC Documents; Financial Statements. Parent has made available to Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since August 15, 2006, and, prior to the Effective Time, Parent will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since August 15, 2006. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC) and are consistent with the books and records of Parent. The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).
     3.5 Intentionally Left Blank.
     3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6 of the Parent Disclosure Schedule, and except as is disclosed in the Parent’s quarterly report on Form 10-QSB for its quarter ending June 30, 2007, since June 30, 2007 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since June 30, 2007 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).
     3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the Parent Disclosure Schedule, Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business, not required to be set forth in the Parent Balance Sheet under GAAP and not reasonably likely to have a Material Adverse Effect on Company, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, and (iv) those incurred in connection with this Agreement.
     3.8 Litigation. Schedule 3.8 of the Parent Disclosure Schedule lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Parent or any of its subsidiaries. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent.
     3.9 Restrictions on Business Activities. Except as set forth on Schedule 3.9 of the Parent Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.
     3.10 Governmental Authorization. Parent and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations or where the failure of such Parent Authorizations to be in full force and effect could not reasonably be expected to have a Material Adverse Effect on Company.
     3.11 Title to Property. Parent and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Parent Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub. The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent GAAP requires the same to be reflected. Schedule 3.11 of the Parent Disclosure Schedule identifies each parcel of real property owned or leased by Parent or any of its subsidiaries. No lease relating to a foreign parcel contains any extraordinary payment obligation.
     3.12 Intellectual Property.
     (a) Except as set forth on Schedule 3.12(a) of the Parent Disclosure Schedule, Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all Intellectual Property that is used in the business of Parent and its subsidiaries (“Parent Intellectual Property”). Except as set forth on Schedule 3.12(a) of the Parent Disclosure Schedule, Parent has not entered into any exclusive agreements relating to Parent Intellectual Property. No royalties or other continuing payment obligations are due in respect of Parent Third Party Intellectual Property Rights (as defined below).
     (b) Schedule 3.12(b) of the Parent Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Parent Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which any person is authorized to use any Parent Intellectual Property (except for non-material licenses entered into by Parent in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third party patents, trademarks or copyrights, including software (“Parent Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Parent product, other than commercially available, off-the-shelf software.
     (c) To Parent’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed by or through Parent or any of its subsidiaries, to any third party, including any employee or former employee of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement to indemnify any entity against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements, and distribution and other customer agreements.
     (d) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property or Parent Third Party Intellectual Property Rights.
     (e) To Parent’s knowledge, all patents, trademarks, service marks and copyrights held by Parent are valid and subsisting. Parent (i) has not been sued in any suit, action or proceeding (or received any notice or, to Parent’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Parent Intellectual Property or breach of any license or agreement involving Parent Intellectual Property against any third party. To Parent’s knowledge, the manufacture, use, marketing, licensing or sale of Parent’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.
     (f) Parent has secured valid written assignments from all consultants and employees who contributed to the creation or development of Parent Intellectual Property of the rights to such contributions that Parent does not already own by operation of law.
     (g) Parent has taken all reasonably necessary steps to protect and preserve the confidentiality of all Parent Intellectual Property not otherwise protected by patents or copyright (“Parent Confidential Information”). All use, disclosure or appropriation of Parent Confidential Information owned by Parent by or to a third party has been pursuant to the terms of a written agreement between Parent and such third party. All use, disclosure or appropriation of Parent Confidential Information not owned by Parent has been pursuant to the terms of a written agreement between Parent and the owner of such Parent Confidential Information, or is otherwise lawful.

     (h) There are no actions that, to Parent’s knowledge, must be taken by Parent or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Parent Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Parent Intellectual Property.
     (i) Except as set forth on Schedule 3.12(i) of the Parent Disclosure Schedule, Parent and its subsidiaries have not received any opinion of counsel, written or oral, addressing: (i) the unauthorized use, disclosure, infringement, or misappropriation of any Parent Intellectual Property; (ii) the validity or enforceability of any Parent Intellectual Property; or (iii) the unauthorized use, disclosure, infringement, or misappropriation of any third party intellectual property by Parent or any of its subsidiaries.
     3.13 Taxes.
     (a) Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes required to be paid, whether or not shown on any Tax Return. All unpaid Taxes of Parent for periods through June 30, 2007, are reflected in the Parent Balance Sheet. Parent has no liability for unpaid Taxes accruing after June 30, 2007, other than Taxes arising in the ordinary course of its business subsequent to June 30, 2007.
     (b) There is (i) no claim for Taxes that is a lien against the property of Parent or any of its subsidiaries being asserted against Parent or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent or any of its subsidiaries that is being conducted by a Tax authority that is currently pending or threatened, and Parent has not been notified of any proposed Tax claims or assessments against Parent or any of its subsidiaries; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Parent or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Parent nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
     (c) There are no Tax sharing or Tax allocation agreements to which Parent or any of its subsidiaries is a party or to which any of them is bound. Neither Parent nor any of its subsidiaries has filed any disclosures under

Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Parent and each of its subsidiaries has in its possession receipts for any Taxes paid to foreign Tax authorities.
     (d) Parent has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     (e) Parent and each of its subsidiaries has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.
     (f) Parent and each of its subsidiaries have never been a United States real property holding corporation within the meaning of Section 897 of the Code.
     3.14 Employee Benefit Plans.
     (a) All deferred compensation and each bonus or other incentive compensation, stock option, stock appreciation right and other equity compensation plan, program or arrangement; each severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention or severance agreement (except employment, retention or severance agreements in each case involving annual payment to any one individual of less than $50,000); and each other employee benefit plan, program, policy or agreement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or any of its subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Parent or any of its subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee of the Parent or any of its subsidiaries (collectively, the “Parent Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Parent Plans have been properly reflected in the financial statements and records of Parent. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or, to the knowledge of Parent, is threatened, against or with respect to any Parent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of

Parent, threatened by any governmental agency with respect to any Parent Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new plan. Each Parent Plan can be amended, terminated or otherwise discounted after the Closing in accordance with its terms, without liability to Parent (other than ordinary administration expenses and expenses for benefits accrued but not yet paid). Accurate and complete copies of all such Parent Plans have been made available or delivered to Company.
     (b) Except as disclosed in Schedule 3.14 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent under any Parent Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     (c) Neither Parent or any of its subsidiaries, any Parent Plans, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Parent or any of its subsidiaries, any Parent Plans, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code of 1986, as amended.
     3.15 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees. There is no employment-related private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such), arising or occurring against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) by any current or former employee of Parent or any of its subsidiaries alleging a violation or breach of any law, regulation or contract, including any claim relating to worker’s compensation, employee disability or similar matters. Parent has no liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et. seq., in connection with its termination of employees in December 2006.
     3.16 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is indebted to any director or officer of Parent or its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.
     3.17 Insurance. Parent and its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and its subsidiaries, including directors and officers liability insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     3.18 Compliance With Laws. Parent and each of its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.
     3.19 Broker’s and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as disclosed on Schedule 3.19 of the Parent Disclosure Schedule.
     3.20 Minute Books. The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.
     3.21 Vote Required. The approval of Parent’s and Merger Sub’s Board of Directors and the affirmative vote of Parent as sole stockholder of Merger Sub are the only approvals or votes necessary to approve this Agreement and the transactions contemplated hereby.
     3.22 Board Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, and (ii) approved the issuance of the shares of Parent Common Stock pursuant to Article I. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger.

     3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the OTC BB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.
     3.24 Anti-Takeover Provisions.
     (a) Parent has either
               (i) taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its Certificate of Incorporation or the laws of the state of its incorporation (“Anti-takeover Provision’), or
               (ii) complied with the terms and provisions of each Anti-Takeover Provision, in the case of each of (i) and (ii), which is or could have become applicable to Parent or any of its stockholders as the result of any capital raising activities of Parent within the last three years, including without limitation, any issuance by Parent of shares of Parent Common Stock.
     (b) Parent has taken all necessary action, if any, in order to render inapplicable any Anti-Takeover Provision which is or could become applicable to any stockholder of Company as a result of the transactions contemplated by this Agreement, including, without limitation, Parent’s issuance of the shares of Parent Common Stock and options to purchase Parent Common Stock and any and all ownership of the shares of Parent Common Stock issued in connection with the Merger by the stockholders of the Company.
     3.25 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Confidential Information. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any governmental authority or securities exchange, or

(iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party through its own independent investigations of the other party or received by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party. In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy.
     4.2 Form 8-K. Parent shall prepare and file a Current Report on Form 8-K announcing the Closing and other matters required by such Form 8-K as a result of the Merger, together with the required financial statements prepared by Company and its auditors, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC. Parent and Company will prepare the press release announcing the consummation of the Merger.
     4.3 Indemnification.
     (a) After the Effective Time, Parent will fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s Articles of Incorporation and Bylaws or any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an “Indemnified Party”) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the North Carolina Law upon receipt of any undertaking contemplated by Section 55-8-53 of the North Carolina Law. Any Indemnified Party wishing to claim indemnification under this Section 4.4, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 55-8-53 of the North Carolina Law.

     (b) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period lasting until the expiration of five years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 4.4, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.
     (c) The provisions of this Section 4.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.
     4.4 Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of the Code, and the parties hereto intend that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent will report the Merger on its income tax returns in a manner consistent with treatment of the Merger as a Code Section 368(a) reorganization. Neither Parent, Company nor any of their respective affiliates has taken any action, nor will they take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code. After the Closing, Parent shall cause Company to continue its historic business or use a significant portion of its historic business assets in a business, in accordance with Treasury Regulations Section 1.368-1(d).

     4.5 Best Efforts and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
     4.6 Subsequent Merger. Following the Closing, as determined by the then Board of Directors of Parent in its sole discretion, Parent and Company shall each merge into a single Delaware corporation separate from Parent and Company.
     4.7 Change of Name. Promptly following the Closing, Parent shall amend Parent’s Certificate of Incorporation and bylaws, and take such other actions as are necessary, to change its name to “Echo Therapeutics, Inc.” or such other name as determined by the Board of Directors.
     4.8 Piggyback Registration Rights. If Parent enters into a Qualified Financing (as defined below) and grants registration rights with respect to the securities or instruments issued to investors or other participants in the Qualified Financing, Parent hereby covenants and agrees to provided registration rights to holders of shares of Parent Common Stock received pursuant to Section 1.5 of this Agreement having the same terms and conditions as those provided to the investors or other participants in the Qualified Financing. For purposes of this Section 4.8, “Qualified Financing” means any equity financing providing for the sale and issuance of any equity securities of Parent, or securities or other instruments convertible into equity securities of Parent, except for (i) the grant of options to purchase Parent Common Stock, with exercise prices not less than the market price of the Parent Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of Parent for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Parent’s Board of Directors, and the issuance of Parent Common Stock upon the exercise thereof, (ii) the exercise or conversion of warrants to purchase shares of Parent Common Stock issued and outstanding as of the date of this Agreement and disclosed on Schedule 3.1 of Parent’s Disclosure Schedule, (iii) the issuance of securities in connection with strategic business partnerships or joint ventures, the primary purpose of which, in the reasonable judgment of Parent’s Board of Directors, is not to raise additional capital, or (iv) the issuance of securities pursuant to any equipment financing from a bank or similar financial or lending institution approved by Parent’s Board of Directors.
ARTICLE V
GENERAL PROVISIONS
     5.1 Survival. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Article IV, and this Article V shall survive the Effective Time.
     5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:
Sontra Medical Corporation
10 Forge Parkway
Franklin, Massachusetts 02038
Attention: Chief Executive Officer
Facsimile No.: (508) 553-8760
Telephone No.: (508) 530-0311
with a copy (which shall not constitute notice to Parent) to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Christopher S. Auguste, Esq.
Facsimile No.: (212) 715-8000
Telephone No.: (212) 715-9100
(b)	if to Company, to:
Durham Pharmaceuticals Ltd.
c/o Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103-6996
Attention: Patrick Mooney, Chief Executive Officer
Facsimile No.: 215-988-2757
Telephone No.: 215-988-2700
with a copy (which shall not constitute notice to Company) to:
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103-6996
Attention: Stephen T. Burdumy, Esq.
Facsimile No.: 215-988-2757
Telephone No.: 215-988-2700
     5.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 14, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     5.4 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     5.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.5, 1.7, 1.9, and 4.4; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force or effect.
     5.6 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     5.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     5.8 Governing Law. Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.
     5.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SONTRA MEDICAL CORPORATION

By:	/s/ Harry G. Mitchell

Harry Mitchell, Interim Chief Executive
Officer, Chief Financial Officer and Treasurer

DURHAM PHARMACEUTICALS ACQUISITION CO.

By:	/s/ Harry G. Mitchell

Harry Mitchell, Chief Executive Officer

DURHAM PHARMACEUTICALS LTD. (d/b/a Echo Therapeutics, Inc.)

By:	/s/ Patrick Mooney

Patrick Mooney, Chief Executive Officer

Exhibits to Agreement and Plan of Merger and Reorganization

Exhibit A	Certificate of Merger of Durham Pharmaceuticals Ltd. with and into Durham Pharmaceuticals Acquisition Co. and Articles of Merger of Durham Pharmaceuticals Ltd. with and into Durham Pharmaceuticals Acquisition Co.

Parent Schedules to Agreement and Plan of Merger and Reorganization

Schedule 3.1	Outstanding Subscriptions, Options, Warrants, Puts, Calls, Rights, Etc. for Capital Stock; Interests in Other Entities; Charters and Policies
Schedule 3.2	Outstanding Shares and Commitments to Issue Shares; Additional Options under the Parent Stock Option Plan Since June 30, 2007; Warrants and Convertible Securities; Additional Contracts, Commitments or Agreements relating to Voting, Purchase or Sale of Stock
Schedule 3.6	Business not in the Ordinary Course since June 30, 2007
Schedule 3.7	Additional Material Obligations or Liabilities
Schedule 3.8	Litigation
Schedule 3.9	Restrictions on Business Activities
Schedule 3.11	Owned or Leased Properties
Schedule 3.12(a)	Intellectual Property
Schedule 3.12(b)	Other Intellectual Property
Schedule 3.12(i)	Legal Opinions Regarding Intellectual Property
Schedule 3.14	Payments or Acceleration of Benefits Triggered by Transaction
Schedule 3.19	Brokers’, Finders’ or Similar Fees

Company Schedules to Agreement and Plan of Merger and Reorganization

Schedule 2.1	Restricted Stock Agreements
Schedule 2.2	Issued and Outstanding Shares
Schedule 2.5	Material Agreements
Schedule 2.6	Commitments and Contingencies
Schedule 2.11	Trademarks & Patents
Schedule 2.13	Withholding Tax Obligations
Schedule 2.14	Stock Agreements
Schedule 2.15	Employees
Schedule 2.16	Material Agreements